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Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james polehna@kellyservices.com	renee walker@kellyservices.com

KELLY SERVICES FILES SHELF REGISTRATION

TROY, MI (January 25, 2007) — Kelly Services, Inc., a global provider of staffing services, today announced that it had filed a shelf registration statement with the Securities and Exchange Commission .

Carl T. Camden, President and Chief Executive Officer stated, “Today the Company filed a shelf registration statement with the SEC covering a possible sale of up to 5.232 million Kelly class A shares by a group of selling shareholders, primarily trusts controlled by Terence E. Adderley, Chairman of the Board of Directors. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders have informed the Company that they intend to sell the shares covered by the shelf registration statement through one or more underwritten offerings. The primary purpose of the sales would be to provide liquidity to pay estate taxes in connection with the estates of William R. Kelly and Margaret A. Kelly. The Company expects that the sale of shares by the selling shareholders will take place during the first six months of 2007, pending market conditions.”

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.